B.C. FORM 51-901F

QUARTERLY AND YEAR END REPORT

Incorporated as part of:
X	Schedule A
X	Schedules B & C

ISSUER DETAILS:

Name of Issuer:	Continental Energy Corporation
Issuer Address:	21795 64th Avenue, Langley, B.C. V2Y 2N7
Issuer Fax No.:	604-532-6068
Issuer Telephone No.:	604-532-6066
Contact Name:	Gary Schell
Contact Position:	Director
Contact Telephone Number:	604-532-6066
Contact Email Address:	gschell@continentalenergy.com
Web Site Address:	www.continentalenergy.com
For Quarter Ended:	2003/01/31
Date of Report:	2003/03/17

CERTIFICATE:

THE THREE SCHEDULES REQUIRED TO COMPLETE THIS REPORT ARE ATTACHED AND THE DISCLOSURE CONTAINED THEREIN HAS BEEN APPROVED BY THE BOARD OF DIRECTORS.  A COPY OF THIS REPORT WILL BE PROVIDED TO ANY SHAREHOLDER WHO REQUESTS IT.  PLEASE NOTE, THIS FORM IS INCORPORATED AS PART OF BOTH THE REQUIRED FILING OF SCHEDULE A AND SCHEDULES B & C.

“Gary R. Schell”

	Gary Schell	2003/03/27

“Richard L. McAdoo”
	Richard McAdoo	2003/03/27

CONTINENTAL ENERGY CORPORATION

An Exploration Stage Company

INTERIM CONSOLIDATED FINANCIAL STATEMENTS

31 JANUARY 2003

Unaudited - See Notice to Reader

U.S. Funds

STALEY, OKADA & PARTNERS

Chartered Accountants

NOTICE TO READER

We have compiled the interim consolidated balance sheet and statement of changes in shareholders’ deficiency of Continental Energy Corporation as at 31 January 2003 and the interim consolidated statements of loss and cash flows for the period then ended from information provided by management. We have not audited, reviewed or otherwise attempted to verify the accuracy or completeness of such information.  Readers are cautioned that these statements may not be appropriate for their purposes.

Surrey, B.C., Canada	STALEY, OKADA & PARTNERS
17 March 2003	CHARTERED ACCOUNTANTS

Continental Energy Corporation An Exploration Stage Company	Statement 1
Interim Consolidated Balance Sheet
U.S. Funds
Unaudited - See Notice to Reader

ASSETS	As at 31 January 2003	As at 31 July 2002 (Note 7)
Current
Cash	$49,453	$225,414
GST and accounts receivable	21,817	24,543
Prepaid expenses	7,603	-
Due from related party (Note 5d)	18,128	17,656
	97,001	267,613
Prepaid Resource Property Costs	23,000	29,000
Prepaid Share Issuance Costs	34,500	43,500
Capital Assets
Furniture and equipment, net of accumulated amortization	11,132	13,252
Resource property costs - Schedule 1	155,646	945,717
	166,778	958,969
	$321,279	$1,299,082

LIABILITIES
Current
Accounts payable	$5,022,364	$5,905,350
Cash received in advance of share issuance	15,000	150,000
Due to related parties (Note 5b)	106,078	808,527
Promissory notes payable	50,000	50,000
	5,193,442	6,913,877

SHAREHOLDERS' DEFICIENCY
Share Capital
Authorized:
500,000,000 common shares without par value
100,000,000 preferred shares without par value
Issued and fully paid:
36,948,618 (29,286,233) common shares - Statement 2	20,112,623	18,972,265
Contributed Surplus	116,550	116,550
Deficit - Statement 2	(25,101,336)	(24,703,610)
	(4,872,163)	(5,614,795)
	$321,279	$1,299,082

ON BEHALF OF THE BOARD:

“Richard L. McAdoo”

____________________________, Director

“Gary R. Schell”

____________________________, Director

- See Accompanying Notes -

Continental Energy Corporation An Exploration Stage Company	Statement 2
Interim Consolidated Statement of Changes In Shareholders’ Deficiency
U.S. Funds
Unaudited - See Notice to Reader

	Common Shares		Contributed	Deficit Incurred Prior to Exploration	Deficit Incurred During Exploration
	Shares	Amount	Surplus	Stage	Stage	Total
Balance - 31 July 2001	24,119,393	$18,370,981	$116,550	$(11,420,599)	$(5,313,655)	$1,753,277

Shares issued for property acquisition	740,000	96,200	-	-	-	96,200
Shares issued as a commission	1,000,000	-	-	-	-	-
Loss for the period - Statement 3	-	-	-	-	(253,184)	(253,184)
Balance - 31 January 2002	25,859,393	$18,467,181	$116,550	$(11,420,599)	$(5,566,839)	$1,596,293

Balance - 31 July 2002	29,286,233	$18,972,265	$116,550	$(11,420,599)	$(13,283,011)	$(5,614,795)

Private placement @ $0.15/common share	5,408,000	811,200	-	-	-	811,200
Exercise of warrants @ $0.15/common share	255,551	38,333	-	-	-	38,333
Exercise of warrants @ $0.15/common share	943,834	141,575	-	-	-	141,575
Exercise of options @ $0.15/common share	890,000	133,500	-	-	-	133,500
Exercise of warrants @ $0.15/common share	165,000	24,750	-	-	-	24,750
Share issuance cost	-	(9,000)	-	-	-	(9,000)
Loss for the period - Statement 3	-	-	-	-	(397,726)	(397,726)
Balance - 31 January 2003	36,948,618	$20,112,623	$116,550	$(11,420,599)	$(13,680,737)	$(4,872,163)

- See Accompanying Notes -

Continental Energy Corporation An Exploration Stage Company	Statement 3
Interim Consolidated Statement of Loss
U.S. Funds
Unaudited - See Notice to Reader

	For the Three Months Ended 31 January		For the Six Months Ended 31 January
	2003	2002	2003	2002
Expenses
General and administrative (Schedule 2)	$89,023	$40,309	$131,664	$55,812
Wages	53,372	7,333	111,852	17,195
Management fees	47,564	55,107	97,826	110,214
Foreign exchange	10,693	4,304	24,295	52,227
Investor relations contract	5,714	7,055	12,456	12,914
Interest and bank charges	3,254	186	5,172	507
Consulting	2,936	1,625	20,802	1,625
Amortization	-	1,330	2,120	2,690
Farm out proceeds in excess of resource property costs	(8,461)	-	(8,461)	-
Loss for the Period	$204,095	$117,249	$397,726	$253,184

Loss per Share - Basic and diluted	$0.006	$0.005	$0.012	$0.010

Weighted Average Number of Shares Outstanding	36,207,531	25,859,393	34,318,059	25,440,263

- See Accompanying Notes -

Continental Energy Corporation An Exploration Stage Company	Statement 4
Interim Consolidated Statement of Cash Flows
U.S. Funds
Unaudited - See Notice to Reader

	For the Three Months Ended 31 January		For the Six Months Ended 31 January
	2003	2002	2003	2002
Operating Activities
Loss for the period	$(204,095)	$(117,248)	$(397,726)	$(253,184)
Item not affecting cash
Amortization	-	1,330	2,120	2,690
Prepaid share issuance costs	3,000	-	6,000	-

Changes in current assets and liabilities
Prepaid expenses	45,597	-	(7,603)	-
GST and accounts receivable	(10,459)	(641)	2,726	(14,191)
Accounts payable	(450,763)	(25,563)	(807,986)	42,214
Due to related parties	22,362	69,864	(702,921)	130,425
Net cash used in operating activities	(594,358)	(72,258)	(1,905,390)	(92,046)

Financing Activities
Share capital for cash	295,325	-	1,140,358	-
Cash received in advance of share issuance	(213,500)	116,937	(135,000)	116,937
Prepaid share issuance costs	4,500	-	9,000	-
Net cash provided by financing activities	86,325	116,937	1,014,358	116,937

Investing Activities
Advance from GATB	-	8,536	-	80,376
Resource property costs	(92,946)	(74,767)	(213,219)	(146,897)
Resource property costs recovered, cash	555,290	17,000	928,290	17,000
Net cash provided by (used in) investing activities	462,344	(49,231)	715,071	(49,521)

Net Decrease in Cash	(45,689)	(4,552)	(175,961)	(24,630)
Cash - Beginning of period	95,142	7,321	225,414	27,399
Cash - End of Period	$49,453	$2,769	$49,453	$2,769

- See Accompanying Notes -

Continental Energy Corporation An Exploration Stage Company	Schedule 1
Interim Consolidated Schedule of Resource Property Costs
U.S. Funds
Unaudited - See Notice to Reader
		Additions For the Three Months Ending
	Balance 31 July 2002	31 October 2002	31 January 2003	Balance 31 January 2003
Indonesia
Bengara
Production sharing contract acquisition	$1,315,953	$-	$-	$1,315,953
Geological and geophysical interpretation and evaluation	793,996	97,500	37,500	928,996
Seismic acquisition, surveys and data processing	91,465	-	-	91,465
Field exploration, surveys and data acquisition	17,393	-	-	17,393
Prepaid resource property costs	75,000	-	-	75,000
Costs for the period	2,293,807	97,500	37,500	2,428,807
Impairment	(790,553)	-	-	(790,553)
Cost recovery	(1,262,253)	(241,000)	(50,076)	(1,553,329)
Net property costs for the period	241,001	(143,500)	(12,576)	84,925

Yapen
Production sharing contract acquisition	623,784	-	-	623,784
Geological and geophysical interpretation and evaluation	177,949	7,500	-	185,449
Seismic acquisition, surveys and data processing	383,378	-	-	383,378
Prepaid resource property costs	75,000	-	(75,000)	-
Costs for the period	1,260,111	7,500	(75,000)	1,192,611
Impairment	(111,732)	-	-	(111,732)
Cost recovery - Medco	-	-	(505,214)	(505,214)
- Geopetro	(443,664)	(132,000)	-	(575,664)
Net property costs for the period	704,715	(124,500)	(580,214)	1

GATB
Technical assistance contract acquisition	6,205,302	-	-	6,205,302
Geological and geophysical interpretation and evaluation	94,471	15,273	55,446	165,190
Costs for the period	6,299,773	15,273	55,446	6,370,492
Impairment	(6,299,772)	-	-	(6,299,772)
Net property costs for the period	1	15,273	55,446	70,720
Balance - End of Period	$945,717	$(252,727)	$(537,344)	$155,646

- See Accompanying Notes -

Continental Energy Corporation An Exploration Stage Company	Schedule 2
Interim Consolidated Schedule of General and Administrative Expenses
U.S. Funds
Unaudited - See Notice to Reader

	For the Three Months Ended 31 January		For the Six Months Ended 31 January
	2003	2002	2003	2002
Professional fees, legal, audit and translation	$14,416	$22,692	$14,416	$22,692
Travel	3,104	-	11,142	-
Office expenses	55,995	7,634	71,568	11,472
Rent, office maintenance and utilities	3,009	6,750	11,249	14,528
Telephone	3,850	2,110	10,631	4,220
Shareholder information	6,013	(165)	8,141	1,427
Filing fees	2,636	1,288	4,517	1,473
	$89,023	$40,309	$131,664	$55,812

- See Accompanying Notes -

Continental Energy Corporation An Exploration Stage Company
Notes to Interim Consolidated Financial Statements
31 January 2003
U.S. Funds
Unaudited - See Notice to Reader

1.

Continued Operations

These consolidated financial statements have been prepared on the basis of accounting principles applicable to a going concern which assumes that the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of operations.

Adverse conditions and events cast substantial doubt upon the validity of this assumption.  The Company has incurred significant operating losses over the past several fiscal years and the current six-month period ended 31 January 2003. As at 31 January 2003 and 31 July 2002 the Company had a working capital deficiency of $5,096,441and $6,646,264 respectively.  The Company has insufficient funds to meet the expenditure obligations related to its Indonesian properties.  These facts create uncertainty surrounding the timing and capacity of the company to meet its financial obligations.

The Company’s ability to continue as a going concern is dependent upon its ability to raise additional capital by issuance of treasury shares or debt, receive significant disposal or farm-out proceeds for its Indonesian oil and gas properties or achieve profitable operations.

If the going concern assumption were not appropriate for these consolidated financial statements, then adjustments would be necessary in the carrying values of assets and liabilities, the reported revenues and expenses, and the balance sheet classifications used.

2.

Significant Accounting Policies

The notes to the consolidated financial statements as at 31 July 2002, substantially apply to these interim consolidated financial statements and are not repeated here.

3.

Conversion of Foreign Currency

The accounts of the Company were prepared in Canadian funds through 31 July 2001 and the three month periods ending 31 October 2001, 31 January 2002 and 30 April 2002.  For its 31 July 2002 year-end reporting, and all subsequent reporting, the Company adopted the U.S. currency as its reporting currency and has prepared its financial statements on that basis.  Accordingly, all comparative balances have been recast in the U.S. currency.

4.

Segmented Information

Details are as follows:

	Canada	Indonesia	Consolidated
31 January 2003
Segmented operating loss	$140,654	$257,072	$397,726
Identifiable assets	$160,739	$160,540	$321,279

5.

Related Party Transactions

All related party transactions have been disclosed elsewhere in these interim consolidated financial statements, except as follows:

a)

During the six month period ended 31 January 2003, management, director or officer fees in the amount of $99,826 were paid or accrued to a director, a company controlled by a director, and a director of one of the companies subsidiaries.

b)

As at 31 January 2003, current liabilities include $54,139 payable to a director of the company and an additional $51,939 payable to directors of two of the company’s subsidiaries.

c)

During the six months ended 31 January 2003, resource property consulting fees in the amount of $47,500 were paid or accrued to a director of one of the company’s subsidiaries.

a)

As at 31 January 2003 current assets include $18,128 receivable from a director and a company controlled by a director.

e)

During the six months ended 31 January 2003:

-

4,150,000 common shares of the company were issued through a private placement to a director, a director of one of the company’s subsidiaries and a company controlled by a director for total proceeds of $622,500.

-

1,053,385 warrants were exercised by directors and directors of one of the company’s subsidiaries resulting in the issuance of 1,053,385 common shares for total proceeds of $158,000.

-

890,000 options were exercised by a director and a director of one of the company’s subsidiaries for total proceeds of $133,500.

6.

Subsequent Events

Subsequent to 31 January 2003, the company’s subsidiary, Bengara, agreed to farm-out 40% of its Production Sharing Contract (“PSC”) to China Wisdom International (HK) Ltd. (“China Wisdom”). As part of the agreement China Wisdom will pay the next $720,000 of general and administrative and geological and geophysical expenditures. In addition, China Wisdom will pay for 100% of the costs of the five exploration wells. The company will retain a 36% interest in the Bengara PSC.

7.

Comparative Figures

Certain comparative balances have been reclassified to conform to the current period’s financial statement presentation.

SCHEDULE B

1.

ANALYSIS OF EXPENSES AND DEFERRED COSTS

a)

Resource Property costs

See Schedule 1 for details.

b)

General and Administrative Expenses

See Schedule 2 for details.

2.

RELATED PARTY TRANSACTIONS

See interim consolidated financial statements for details.

3.

SUMMARY OF SECURITIES ISSUED AND OPTIONS GRANTED DURING THE PERIOD

a)

Securities issued:

Date of Issue	Type of Security	Type of Issue	Number	Price	Total Proceeds	Type of Consideration	Commission Paid
30 November 2002	Common	Exercise of Warrant	943,834	$0.15	$141,575	Cash	Nil
2 December 2002	Common	Exercise of Options	890,000	$0.15	$133,500	Cash	Nil
8 January 2003	Common	Exercise of Warrant	165,000	$0.15	$24,750	Cash	Nil

b)

Options granted:

None

4.

SUMMARY OF SECURITIES AS AT THE END OF THE REPORTING PERIOD

a)

Authorized share capital:

Number	Class of Shares	Dividend Rate on Preferred Shares	Cumulative (Y/N)	Redemption Provisions	Conversion Provisions
500,000,000	Common	N/A	N/A	N/A	N/A
100,000,000	Preferred	N/A	N/A	N/A	N/A

b)

Shares issued and outstanding:

Number	Amount
36,948,618	$20,112,623

c)

Options, warrants and convertible securities outstanding:

Continuity of options	Number of shares	Price per share	Exercise/Expiry Date
Director/Officer (i)	600,000	$0.15	29 April 2004
Employee/Consultant	195,000	$0.15	29 April 2004
Director/Officer (i)	3,535,000	$0.15	30 July 2004
Employee/Consultant	1,300,000	$0.15	30 July 2004
	5,630,000

(i)

Director or officer of the Company or a subsidiary of the Company.

Details of outstanding share purchase warrants are as follows:

Number of shares	Price per Share	Exercise/Expiry Date
1,456,840	U.S. $0.15	19 July 2003
290,000	U.S. $0.15	30 July 2003
500,000	CDN $0.70	24 November 2004
350,000	U.S. $0.15	31 January 2004
605,600	U.S. $0.15	30 July 2003
1,096,000	U.S. $0.15	30 July 2003
4,923,000	U.S. $0.15	30 July 2003
500,000	U.S. $0.15/$0.30/$0.60	19 July 2003/2004/2005
1,112,500	U.S. $0.15	23 July 2003
4,656,666	U.S. $0.15/$0.30/$0.60	10 September 2003/2004/2005
15,490,606

d)

Shares subject to escrow or pooling agreements.

Number	Class of Shares
93,750	Common shares

5.

NAMES OF DIRECTORS AND OFFICERS AS AT THE DATE THIS REPORT IS SIGNED AND FILED

Gary R. Schell - Secretary

Lawrence Barker

Gary Dale Wine

Richard L. McAdoo - President

Stan Lichman

QUARTERLY AND YEAR END REPORT

Schedule C - 51/901F

B.C. Securities Commission

CONTINENTAL ENERGY CORPORATION

For the Quarter Ended January 31, 2003

NATURE OF BUSINESS

Continental Energy Corporation (“Continental” or the “Company”) is an oil and gas exploration company engaged in the assembly of a portfolio of oil and gas exploration properties with high potential resource prospects.  Continental is focusing its efforts in Indonesia where large tracts of acreage can be accumulated, there is a long and positive history of oil exploration success, geological conditions are favorable for hydrocarbon accumulation and Continental has acquired rights to three production sharing contract areas covering 2.5 million acres, the Bangkudulis Block, the Bengara-II Block and the Yapen Block. Continental is an exploration stage company and none of its oil and gas properties currently generate revenue.

HIGHLIGHTS OF THE QUARTER

The quarter ended January 31, 2003 marks the end of the second quarter of the Company’s annual fiscal year ending July 31, 2003. Significant events having material effect on the business affairs of the Company which have occurred during the “Past Quarter” ended January 31, 2003 are summarized below:

Annual General Meeting Held

The Company held its Annual General Meeting in the Vancouver registered office on January 29, 2003 and passed resolutions re-electing five incumbent directors to the board, ratifying stock options, appointing Staley, Okada as auditor for the next year and authorizing amendments to the Company's authorized capital.

Authorized Capital Changed

In accordance with a special resolution of its shareholders passed at its Annual General Meeting on August 29, 2003 the Company has filed appropriate documents with the BC companies registrar increasing its authorized common shares capital to 500,000,000 common shares without par value. There is no change to the Company’s currently authorized 100,000,000 preferred shares without par value capital. The authorized capital of the Company now consists of Six Hundred Million (600,000,000) shares divided into Five Hundred Million (500,000,000) common shares without par value and One Hundred Million (100,000,000) preferred shares without par value.

Warrants Amended

The term 350,000 share purchase warrants expiring on January 31, 2003 have been extended by the Company for an additional period to January 31, 2004. The warrants were originally issued pursuant to a private placement. The exercise price of the warrants has also been amended and is changed from US $ 0.25 to US$ 0.15 per share during the extension period.

Yapen Relinquishment Postponed

In accordance with the provisions of the Yapen PSC the Company’s 60% owned subsidiary, Continental Energy Yapen Ltd., holder of the Yapen PSC was to have made a mandatory relinquishment of at least 25% of the area of the 9,500 square kilometers Yapen Block on the PSC’s third anniversary September 27, 2002. Continental Energy Yapen Ltd. had applied for an extension of time to make the relinquishment in view of a farm out in progress. In a letter dated November 15, 2002, BPMIGAS, the Indonesian oil and gas concession regulating body approved a six month extension of time to make the relinquishment until March 27, 2003.

Yapen Farm Out

Pursuant to a farm out agreement and press release both dated November 5, 2002 the Company made and announced the farm out to PT Exspan Yapen of a 90% share of the “Yapen Block” production sharing contract (“PSC”) area offshore Irian Jaya, Indonesia. The Company’s 60% owned subsidiary, Continental Energy Yapen Ltd., will retain a fully carried 10% stake in the Yapen Block PSC.

PT Exspan Yapen is a wholly owned subsidiary of “PT Medco Energi Internasional Tbk.” (the “Medco Group”). The Medco Group is the largest non-government owned Indonesian oil and gas company. It currently produces approximately 85,000 barrels per day of oil and 100 million cubic feet per day of natural gas. Major shareholders of the Medco Group include the prominent Indonesian Panigoro family, the state oil company of Thailand, and Credit Suisse First Boston. For further info see separate press release made by the Medco Group (Jakarta Stock Exchange “MEDC”). To date PT Exspan Yapen has paid approximately US$ 570,000 to discharge Continental Energy Yapen Ltd. accrued liabilities up to the farm out date. Further, and in accordance with the farm out agreement PT Exspan Yapen has agreed to:

•

Pay for all exploration work commitments necessary to maintain the Yapen PSC in good standing with the Indonesian government; including an obligation to drill at least one exploration well on the Yapen PSC;

•

Pay 100%, and thereby “Carry” the share of all Yapen PSC exploration and drilling costs and expenses attributable to the 10% Yapen PSC working interest retained by Continental Energy Yapen Ltd. from the farm out until any “Plan of Development” for the exploitation of the first of any commercial oil or gas discovery is approved in writing by Indonesian authorities; and

•

Assume the roll of Operator for the Yapen PSC.

The assignment of Yapen PSC interest and transfer of operatorship of the PSC to PT Exspan was approved by Indonesian national oil and gas regulatory authorities in a letter dated February 13, 2003.

Bangkudulis TAC Amended

In an amendment dated July 1, 2002 but not finalized and released by Pertamina until January 2003 the Company’s application for an extension of time to drill two commitment wells on the Company’s majority owned Bangkudulis Technical Assistance Contract (TAC) for development of the Bangkudulis oil and gas field Indonesia was approved. The new deadline for completing the two commitment wells is December 31, 2003. The Company is currently sourcing funds to fulfill this commitment on schedule.

Yapen Name Change

The name of the Company’s majority owned subsidiary Continental Energy Yapen Ltd. was changed to Continental-GeoPetro (Yapen) Ltd.

Bengara-II PSC 2003 Budget & Work Program Approved

The annual work program and budget for Bengara-II PSC exploration as submitted by the Company’s majority owned subsidiary, Apex (Bengara-II) Ltd. was approved by Pertamina. The work program includes the drilling of 3 exploration wells. The total 2003 budget amount is $ 7,037,000 of which the Company must fund its 60% share. See related subsequent event “Bengara-II Farm Out” below.

SUBSEQUENT EVENTS

Significant events possibly having material effect on the business affairs of the Company which have occurred since the end of the “Past Quarter” ended January 31, 2003 but prior to publication of this report are summarized below:

Bengara-II Farm Out

In a press release dated March 6, 2003, the Company announced the farm-out to China Wisdom International (HK) Ltd. (“China Wisdom”) of a 40% share of Continental’s majority owned Apex (Bengara-II) Ltd. subsidiary and its million-acre “Bengara-II Block” production sharing contract (“PSC”) oil and gas exploration and production concession area located on and offshore East Kalimantan, Indonesia.

To earn its interest, China Wisdom is obliged under the farm-out agreement to pay the next US$ 720,000 of general and administrative and geological and geophysical expenditures made on the Bengara-II Block as a reimbursement of past costs. Additionally, China Wisdom shall pay for 100% of the costs of drilling, testing and completing five (5) exploration wells on the Bengara-II Block, three before end 2003 and two more by end 2004.

Continental’s subsidiary, Apex (Bengara-II) Ltd., shall continue to own 100% of the Bengara-II Block PSC. Upon fulfilling its farm-out agreement obligations China Wisdom shall have earned and take up a 40% share holding interest in Apex (Bengara-II) Ltd. Continental shall keep a 36% stake and existing partner, GeoPetro Resources Company, a 24% share. The name of Apex (Bengara-II) Ltd. will be changed to “Continental-Wisdom-GeoPetro (Bengara-II) Ltd.” (CWG-Bengara-II).

Once China Wisdom has invested the next US$ 720,000 cash and paid for and completed drilling the five exploration wells as per the farm-out agreement all further costs incurred under the Bengara-II PSC shall be paid for and shared by the three partners in proportion to their respective share holding interests.

Continental has named its President, Mr. Richard L. McAdoo, and its Chairman, Mr. Gary R. Schell, to the CWG-Bengara-II board of directors. China Wisdom has named its President, Mr. Wang Hong Jun, and Mr. Li Qiang to the board. GeoPetro has named Mr. S.J. Doshi. Mr. McAdoo is also named President and CEO of CWG-Bengara-II and Mr. Wang Hong Jun, also President of China Wisdom, is named CFO.

MANAGEMENT DISCUSSION AND ANALYSIS

Financial Results for the Past Quarter Ended January 31, 2003

The quarter ended January 31, 2003 marks the end of the second quarter of the Company’s annual fiscal year ending July 31, 2003.

•

Current Working Capital Situation

As at January 31, 2003, the Company's consolidated financial statements reflect a working capital deficit of approximately $5,096,000. This represents a working capital deficit decrease of approximately $1,550,200 compared to the July 31, 2002 deficit of approximately $6,646,200. To improve its working capital position the company is currently negotiating private placements, farm out agreements for its properties and an equity line of credit.

•

Investments

During the six months ended January 31, 2003 the Company invested approximately $213,219 in its Indonesian oil & gas properties and recovered $928,000 from its farm out partners.

•

Finance

During the six months ended 31 January 2003

-

5,408,000 common shares of the Company were issued through a private placement for total proceeds of $811,200.

-

1,364,385 warrants were exercised resulting in the issuance of 1,364,385 common shares for total proceeds of $204,658.

-

890,000 options were exercised resulting in the issuance of 890,000 common shares for total proceeds of $133,500.

•

Income

The Company had no material income in the six months ended January 31, 2003

•

Expenses

Overall expenses increased by $144,500 from approximately $253,200 to approximately $397,700 for the six-month periods ended January 31, 2002 and 2003 respectively. General and administrative expenses increased by $76,400 from approximately $55,300 to approximately $131,700 for the six-month periods ended January 31, 2002 and 2003 respectively. The material changes to general and administrative expenses are as follows. Office expense increased by approximately $60,600 from approximately $11,000 to approximately $71,600 for the six-month periods ended January 31, 2002 and 2003 respectively. The increase is due the consolidation of the GATB accounts. All other general and administrative expenses appear reasonable compared to the previous period. Wage expense increased by $94,700 from approximately $17,200 to approximately $111,900 for the six-month period ended January 31, 2002 and 2003 respectively. The increase is due primarily to the consolidation of the GATB accounts. Consulting expense increased by $19,200 from approximately $1,600 to approximately $20,800 for six month period ended January 31, 2002 and 2003 respectively. The consulting expense increase of $19,200 is primarily due to fees paid in the Bengara subsidiary.

ADDITIONAL DISCLOSURE

Material Contracts & Commitments

During the Past Quarter, no new material contracts or commitments were undertaken and not elsewhere disclosed in this Schedule-C.

Related Party Transactions

Expenditures made by the Company to related parties in the quarter ended January 31, 2003 are detailed in the notes to the interim consolidated financial statements set forth in Schedule-A. During the Past Quarter, no new related party agreements, or modifications to existing agreements, of any kind were made by the Company which are not otherwise already disclosed herein.

Investor Relations, Publicity and Promotion

During the Past Quarter, no new arrangements, or modifications to existing agreements, were made by the Company for investor relations services, publicity, promotion or advertising agreements which are not otherwise already disclosed herein.

Finder's Agreements, Financial Advice & Fund Raising

During the Past Quarter, no new arrangements, or modifications to existing agreements, were made by the Company relating to financial advice, fund raising or finder's agreements which are not otherwise already disclosed herein.

Claims, Contingencies & Litigation

During the Past Quarter, no new material claims, suits or legal action was commenced against the Company not elsewhere disclosed in this Schedule-C.

CONTINUOUS DISCLOSURE & FILINGS - CANADA

Additional disclosure is made on a continuous basis through periodic filings of Company financial information, significant events, including all press releases and material change reports and disclosure of new or changed circumstances regarding the Company. Unaudited quarterly financial statements are filed by the Company on Schedule-C of Form 51-901F (Formerly Form 61) British Columbia Securities Commissions (“BCSC”) fiscal quarterly filing forms for each prior fiscal quarter period. Shareholders and interested parties may obtain downloadable copies of mandatory filings made by the Company with Canadian securities regulators on the internet at the “SEDAR” website www.sedar.com which is the “System for Electronic Document Archiving and Retrieval”, employed by Canadian securities regulatory commissions to enable publicly traded companies to electronically file and archive documents and filings in compliance with applicable laws and securities trading regulations. The Company began filing on SEDAR in 1997. All Company filings made on SEDAR during the Past Quarter and up to the date of this filing are incorporated herein by this reference.

CONTINUOUS DISCLOSURE & FILINGS - USA

The Company is also a full reporting issuer and filer of US Securities and Exchange Commission (“US-SEC”) filings. US-SEC filings include Form 20F annual reports and audited financial statements. Interim unaudited quarterly financial reports in this format together with press releases and material contracts and changes are filed under Form-6K. The Company has filed electronically on the US-SEC’s EDGAR database commencing with the Company’s Form 20F annual report and audited financial statements for the fiscal year ended 31 July 2002. See website  www.sec.gov/edgar/searchedgar/webusers.htm. Prior to that event the Company filed with the US-SEC in paper form. All Company filings made to US-SEC during the past fiscal year and during the Past Quarter and up to the date of this filing are incorporated herein by this reference.

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